Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Expanded $600 Million Credit Facility

$1.1 Billion Credit Facility Inclusive of Accordion Option

Bloomfield Hills, MI, December 9, 2019 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced it has entered into a Second Amended and Restated Revolving Credit and Term Loan Agreement to increase its senior unsecured credit facility (the “Credit Facility”) to $600 million. The Credit Facility is comprised of a $500 million unsecured revolving credit facility (the “Revolving Facility”) and $65 million and $35 million unsecured term loans (together, the “Unsecured Term Loans”). The Credit Facility includes an accordion option that allows the Company to request additional lender commitments up to a total of $1.1 billion. The Revolving Facility will mature in January 2024 with options to extend the maturity date to January 2025, and the Unsecured Term Loans will mature in January 2024.

“We are very appreciative of the continued support of our bank group, which we were pleased to expand with the completion of our new Credit Facility,” said Clay Thelen, Chief Financial Officer of Agree Realty Corporation. “This financing further solidifies our investment-grade balance sheet, provides us ample capacity for future growth, and extends the maturity of our Revolving Facility.”

The Revolving Facility’s interest rate is based on a pricing grid with a range of 77.5 to 145 basis points over LIBOR, determined by the Company’s credit rating. The margins for the Revolving Facility are subject to improvement based on the Company’s leverage ratio, provided its credit rating meets a certain threshold. Based on the Company’s credit rating and leverage ratio at the time of closing, pricing on the Revolving Facility was 82.5 basis points over LIBOR.

The interest rate on the Unsecured Term Loans is based on a pricing grid with a range of 85 to 165 basis points over LIBOR, determined by the Company’s credit rating. The Company will utilize existing interest rate swaps to fix LIBOR on the Unsecured Term Loans at approximately 2.13%. Based on the Company’s credit rating at the time of closing, the interest rate on the Unsecured Term Loans was 3.13%.

PNC Capital Markets LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC served as Joint Lead Arrangers and Joint Book Managers for the Revolving Facility. PNC Bank, National Association served as the Administrative Agent and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC served as Co-Syndication Agents. PNC Bank, National Association, Citibank, N.A., Wells Fargo Bank, National Association, Capital One, National Association, Citizens Bank, N.A., Regions Bank, SunTrust Bank, U.S. Bank National Association, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Raymond James Bank, N.A. and Stifel Bank & Trust served as participating lenders in the Revolving Facility.

PNC Capital Markets LLC, Capital One, National Association, Regions Capital Markets, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association served as Joint Lead Arrangers and Joint Book Managers for the Unsecured Term Loans. PNC Bank, National Association served as the Administrative Agent, and Capital One, National Association, Regions Bank, SunTrust Bank and U.S. Bank National Association served as Co-Syndication Agents. PNC Bank, National Association, Capital One, N.A., Regions Bank, SunTrust Bank, U.S. Bank National Association, Raymond James Bank, N.A. and Stifel Bank & Trust served as participating lenders in the Unsecured Term Loans.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of September 30, 2019, the Company owned and operated a portfolio of 789 properties, located in 46 states and containing approximately 14.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

This press release contains certain “forward-looking” statements relating to, among other things, our expectations regarding the interest rate on our revolving credit and term loans, and the potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include but are not limited to factors described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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